UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  June 9, 2015

PFO GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-167380	65-0434332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501-B N. Ponce de Leon Blvd., #393, St. Augustine, Florida 32084
(Address of principal executive offices)

Registrant’s telephone number, including area code: (904) 221-1973

Copy of correspondence to:

James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.

On June 9, 2015 (the “Closing Date”), PFO Global, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with an accredited investor (the “Investor”), pursuant to which, the Company sold a $30,000 principal amount convertible note (the “Note”) to the Investor for gross proceeds of $30,000 (the “Financing”).

The Note will mature on the one year anniversary of the Closing Date and will bear interest at the rate of 8% per annum, which will be payable on the maturity date or any redemption date and may be paid, in certain conditions, through the issuance of shares, at the discretion of the Company. Upon an event of default, interest will accrue at 22% per annum.

So long as the Company is not currently in default, the Company may prepay the Note in full by paying off all principal, interest and any other amounts owing multiplied by (i) 115% if prepaid during the period commencing on the Closing Date through 30 days thereafter, (ii) 120% if prepaid between 31 days and 60 days following the Closing Date, (iii) 125% if prepaid between 61 days and 90 days following the Closing Date, (iv) 130% if prepaid between 91 days and 120 days following the Closing Date, (v) 135% if prepaid between 121 days and 150 days following the Closing Date, and (vi) 140% if prepaid between 151 days and 180 days following the Closing Date. After the expiration of 180 days following the Closing Date, the Company has no right of prepayment.

The Note will be convertible, at the Investor’s option starting 180 days after the Closing Date, into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at a conversion price equal to 61% of the average of the three lowest closing bid prices of the Common Stock during the 10 trading days prior to the conversion date.

If an event of default under the Notes occurs, the Company will be required to redeem all or any portion of the Note (including all accrued and unpaid interest), in cash, at a price equal to the greater of (i) 150% of the amount owed under the Note, including outstanding principal and accrued interest and (ii) the product of (a) the number of shares of Common Stock issuable upon conversion of the Note, times (b) the highest closing sale price of the Common Stock during the period beginning on the date immediately preceding such event of default and ending on the trading day that the redemption price is paid by the Company.

The convertibility of the Note may be limited if, upon conversion or exercise (as the case may be), the holder thereof or any of its affiliates would beneficially own more than 4.99% of the Common Stock.

The Note sold in the Financing was not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2), Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Investor represented that it is an “accredited investor” as that term is defined in Rule 501 of Regulation D.  Sichenzia Ross Friedman Ference LLP represented the Company in connection with the Financing.

The foregoing descriptions of the Financing and the Financing documents are not complete and are subject to and qualified in their entirety by reference to the Financing documents, all of which are filed as exhibits hereto and are incorporated herein by reference. The Financing documents have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other financial information about us or our subsidiaries and affiliates. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Purchase Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of us or our subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by us.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

10.01	Form of Securities Purchase Agreement, dated June 9, 2015 between PFO Global, Inc. and the Investor
10.02	Form of Convertible Promissory Note, issued June 9, 2015 by PFO Global, Inc. to the Investor

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PFO GLOBAL, INC.

Dated: June 12, 2015	BY:	/s/ MOHIT BHANSALI
Mohit Bhansali Chief Executive Officer